Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-187074, No. 333-215742, No. 333-229099 and No. 333-234003) of JOYY Inc. of our report dated April 29, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP
Singapore
April 29, 2025

PricewaterhouseCoopers LLP, 7 Straits View, Marina One East Tower Level 12, Singapore 018936

T: (65) 6236 3388, F: -, www.pwc.com/sg GST No.: M90362193L Reg. No.: T09LL0001D

PricewaterhouseCoopers LLP (Registration No. T09LL0001D) is an accounting limited liability partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A). PricewaterhouseCoopers LLP is part of the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.